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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    ROSS S. RAPAPORT                          (Month/Day/Year)              VERMONT PURE HOLDINGS,LTD. (VPS)    (Month/Day/Year)
----------------------------------------      10/05/00                   ----------------------------------
     (Last)     (First)     (Middle)       ----------------------------  5. Relationship of Reporting        -----------------------
    c/o VERMONT PURE HOLDINGS, LTD.        3. IRS Identification            Person to Issuer                 7. Individual or Joint/
    ROUTE 66, P.O. BOX C                      Number of Reporting           (Check all applicable)              Group Filing (Check
    CATAMOUNT INDUSTRIAL PARK                 Person, if an Entity         X   Director     X    10% Owner      applicable line)
----------------------------------------      (Voluntary)                -----            -----                     Form filed by
                 (Street)                                                      Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
    RANDOLPH       VT          05060                                           title below)      below)        X    Form filed by
-----------------------------------------------------------------------                                      -----  More than One
     (City)      (State)       (Zip)                                                                                Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK                                         3,041,372                        I(1)                         (1)
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COMMON STOCK                                            11,923                        I(2)                         (2)
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COMMON STOCK                                            11,923                        I(3)                         (3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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None
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Explanation of Responses:

(1) Consists of shares held by the Reporting Person as Trustee of U/T/A dated
12/16/91 F/B/O Joan Baker et al. The Reporting Person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of
Section 16 or for any other purpose.

(2) Consists of shares held by the Reporting Person as Trustee of the John B.
Baker Life Insurance Trust. The Reporting Person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section
16 or for any other purpose.

(3) Consists of shares held by the Reporting Person as Trustee of the Peter K.
Baker Life Insurance Trust. The Reporting Person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the
Reporting Person is the beneficial owner of such shares for purposes of Section
16 or for any other purpose.
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
                                                                                       Ross S. Rappaport               10/16/00
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.     Individually, as as Trustee U/T/A
                                                                                dated 12/16/91 F/B/O Joan Baker et
  If space provided is insufficient, See Instruction 6 for procedure.           al., as Trustee of the John B.
                                                                                Baker Life Insurance Trust, and as
                                                                                Trustee of the Peter K. Baker Life
                                                                                Insurance Trust
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